PROSPECTUS
CHARTER COMMUNICATIONS, INC. and
 CCO HOLDINGS, LLC
 Offer to Exchange
 $1,000,000,000 Principal Amount of 7.25% Senior Notes due 2017 of CCO Holdings, LLC and
CCO Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 7.25% Senior Notes due 2017 issued by CCO Holdings, LLC and
 CCO Holdings Capital Corp. on September 27, 2010

●	This exchange offer expires at 5:00 p.m., New York City time, on December 22, 2010, unless extended.

●
No public market currently exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

CCO Holdings, LLC and CCO Holdings Capital Corp. hereby offer to exchange any and all of the $1,000,000,000 aggregate principal amount of their 7.25% Senior Notes due 2017 (the "new notes"), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which this prospectus is part, for a like principal amount of their 7.25% Senior Notes due 2017 (the “original notes”) outstanding on the date hereof upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer).  The terms of the new notes are identical in all material respects to those of the original notes, except for certain transfer restrictions and registration rights relating to the original notes. The new notes will be issued pursuant to, and entitled to the benefits of our indenture, dated as of September 27, 2010, among CCO Holdings, LLC, CCO Holdings Capital Corp. and The Bank of New York Mellon Trust Company, NA, as trustee.   Charter Communications, Inc. has unconditionally guaranteed the new notes on a senior unsecured basis.

You should carefully consider the risk factors beginning on page 11 of this prospectus before deciding whether or not to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010.

TABLE OF CONTENTS

Page

SUMMARY	1
RATIO OF EARNINGS TO FIXED CHARGES	10
RISK FACTORS	11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	25
THE EXCHANGE OFFER	27
DESCRIPTION OF NOTES	34
IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	72
PLAN OF DISTRIBUTION	77
LEGAL MATTERS	78
EXPERTS	78
WHERE YOU CAN FIND MORE INFORMATION	78

______________________________

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Charter Communications, Inc., our indirect parent company, files annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information of Charter filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the “SEC Reports”):

•	Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2009;

•	Charter Communications, Inc. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•
Charter Communications, Inc. Current Reports on Form 8-K filed with the SEC on January 4, 2010, January 22, 2010, February 12, 2010, March 10, 2010, March 18, 2010, April 6, 2010, April 13, 2010, April 16, 2010, May 4, 2010, May 11, 2010, June 22, 2010, August 2, 2010, August 6, 2010, August 20, 2010, September 15, 2010 and September 30, 2010.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.  In addition, our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Investor Relations
Telephone: (314) 965-0555

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In order to ensure timely delivery, Holders must request the information from us no later than ten business days before the Expiration Date.

In reliance on Rule 12h-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither of the issuers intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the issuers rely on Rule 12h-5, certain financial information pertaining to the issuers will be included in the financial statements of Charter Communications, Inc. filed with the SEC pursuant to the Exchange Act.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND THE MAILING OF THIS PROSPECTUS SHALL NOT CREATE AN IMPLICATION TO THE CONTRARY.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative”, "positioning" and “potential,” among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

●
our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

●
the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers and competition from video provided over the Internet;

●	general business conditions, economic uncertainty or downturn, high unemployment levels and the significant downturn in the housing sector and overall economy;
●	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);
●	our ability to adequately deliver customer service;
●	the effects of governmental regulation on our business;
●
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

●
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

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SUMMARY

This summary contains a general discussion of our business, the exchange offer and summary financial information. It does not contain all the information that you should consider before making a decision whether to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the related documents to which we refer.

CCO Holdings, LLC (“CCO Holdings”) is a direct subsidiary of CCH II, LLC (“CCH II”), which is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCO Holdings is a holding company with no operations of its own. CCO Holdings Capital Corp. (“CCO Holdings Capital”) is a wholly owned subsidiary of CCO Holdings. CCO Holdings Capital is a company with no operations of its own and no subsidiaries.  CCO Holdings and its direct and indirect subsidiaries, as well as CCO Holdings Capital, are managed by Charter. For a chart showing our ownership structure, see page 3.

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of September 30, 2010.

CCO Holdings and CCO Holdings Capital are sometimes referred to in this prospectus collectively as the "Issuers" and individually as an "Issuer".  The terms “we,” “us” and “our” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 96% of homes passed at 550 MHZ or greater and 96% of plant miles two-way active.  A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2010, we generated approximately $5.3 billion in revenue, of which approximately 53% was generated from our residential video service. For the year ended December 31, 2009, we generated approximately $6.8 billion in revenue, of which approximately 55% was generated from our residential video service.  We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2010, we served approximately 5.2 million customers. We sell our video, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers.  Bundled services are available to approximately 96% of our homes passed, and approximately 60% of our customers subscribe to a bundle of services.

We served approximately 4.7 million video customers as of September 30, 2010, of which approximately 73% subscribed to digital video service.  Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

We also served approximately 3.2 million high-speed Internet customers as of September 30, 2010.  Our high-speed Internet service is available in a variety of download speeds up to 60 Mbps.  We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.7 million customers as of September 30, 2010. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cellular towers, video and music entertainment services and business telephone.  As of September 30, 2010, we served approximately 255,200 business revenue generating units, including small- and medium-sized commercial customers.  Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, and depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, and in 2010, amortization expenses resulting from the application of fresh start accounting.

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Recent Events

On September 14, 2010, the Class A common stock, par value $0.001 per share, of Charter Communications, Inc. started trading on The Nasdaq Stock Market LLC (NASDAQ) under the symbol “CHTR.”  The Class A common stock of Charter Communications, Inc. was issued in November 2009 and had been trading on the OTC Bulletin Board under the symbol “CCMM.”

On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and Charter has a website accessible at www.charter.com. The information posted or linked on this website is not part of this prospectus and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether or not to tender your original notes in exchange for new notes.

Legal Entity Structure

The chart below sets forth our entity structure and that of our direct and indirect parent companies and subsidiaries.  This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes.  The equity ownership and voting percentages shown below are approximations as of September 30, 2010, and do not give effect to any exercise of then outstanding warrants.  Indebtedness amounts shown below are principal amounts as of September 30, 2010.

Common stock and warrants
Paul G. Allen
Beneficially owns 39.93% voting interest
Charter Communications, Inc. (the guarantor of the new notes)
CCI Exchange I, Inc.
Charter Investment, Inc.
0.81% common equity interest
0.19% common equity interest
Charter Communications Holding Company, LLC
CCHC, LLC
Charter Communications Holdings, LLC
CCH I Holdings, LLC
CCH I, LLC
CCH II, LLC(1) / CCH II Capital Corp. (co-issuers of approximately $1.8 billion senior notes)
CCO Holdings, LLC(2) / CCO Holdings Capital Corp. (obligor under $350 million credit facility - $350 million outstanding) (co-issuers of the new notes and $1.6 billion of senior notes)
Charter Communications Operating, LLC(3) / Charter Communications Operating Capital Corp. (obligor under $8.2 billion credit facilities – $6.9 billion outstanding) (co-issuers of approximately $1.6 billion senior second-lien notes)
Charter Operating Subsidiaries
CCO NR Holdings, LLC
100% common equity
CC V Holdings, LLC
Charter Operating Subsidiaries
100% Class B units
70% Preferred Equity in CC VIII, LLC
CC VIII, LLC ("CC VIII")
30% Preferred Equity in CC VIII, LLC
CC VIII Operating Subsidiaries

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(1) CCH II:
13.500% senior notes due 2016 (approximately $1.8 billion principal amount outstanding)

Guarantee:  All notes are guaranteed on a senior unsecured basis by Charter.
Security Interest:  None.

(2) CCO Holdings:
7.875% senior notes due 2018 ($900 million principal amount outstanding)
8.125% senior notes due 2020 ($700 million principal amount outstanding)
7.250% senior notes due 2017 ($1.0 billion principal amount outstanding)
CCO Holdings credit facility ($350 million principal amount outstanding)

Guarantee:  The senior notes and the credit facility are guaranteed on a senior unsecured basis by Charter.
Security Interest: The obligations of CCO Holdings under the credit facility are secured by a lien on CCO Holdings’ equity interest in Charter Operating and all proceeds of such equity interest, junior to the liens of the holders of the senior second-lien notes listed under item (3) below.

(3) Charter Operating:
8.000% senior second-lien notes due April 30, 2012 ($1.1 billion principal amount outstanding)
10.875% senior second-lien notes due September 15, 2014 ($546 million principal amount outstanding)
Charter Operating credit facility (approximately $6.9 billion principal amount outstanding)

Guarantee:  All Charter Operating senior second-lien notes are guaranteed by CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities.  The Charter Operating credit facility is guaranteed by CCO Holdings and certain subsidiaries of Charter Operating.

Security Interest:  The Charter Operating senior second-lien notes and related guarantees are secured by a second-priority lien on substantially all of Charter Operating’s and certain of its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities.  The Charter Operating credit facilities are secured by a first-priority lien on substantially all of the assets of Charter Operating and its subsidiaries and a pledge by CCO Holdings of its equity interests in Charter Operating.

The Exchange Offer
Original Notes	7.25% Senior Notes due 2017, which we issued on September 27, 2010 under CUSIP Nos. 1248EP AR4 and U12501 AF6.
New Notes	7.25% Senior Notes due 2017, the issuance of which will be registered under the Securities Act of 1933.
Exchange Offer
We are offering to issue registered new notes in exchange for a like principal amount, like interest rate and maturity and like denomination of our original notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the original notes when we sold the original notes in a transaction that was exempt from the registration requirements of the Securities Act as part of the Plan. You may tender your original notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on December 22, 2010, which is within 20 business days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your original notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any original notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any original notes you have tendered for exchange, those original notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from September 27, 2010 (the date of issuance of the original notes). Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

Certain Federal Income Tax Considerations
The exchange of original notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Important United States Federal Income Tax Considerations.”

Information Agent	The Bank of New York Mellon Trust Company, NA is serving as the information agent.
Exchange Agent	The Bank of New York Mellon Trust Company, NA is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Consequences of failure to	Original notes that are not tendered or that are tendered but not accepted will
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exchange your original notes
continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your original notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of original notes, we, however, will have no further obligation to register the original notes. If you do not participate in the exchange offer, the liquidity of your original notes could be adversely affected.

Consequences of exchanging your original notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer, and
• are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Summary Terms of the New Notes

The terms of the new notes we are issuing in this exchange offer and the terms of the original notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:

●	will have been registered under the Securities Act;
●	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and
●	will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.
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A brief description of the material terms of the new notes follows:
Issuers	CCO Holdings and CCO Holdings Capital.
Notes Offered	$1,000,000,000 aggregate principal amount of 7.25% Senior Notes due 2017.
Maturity	The Notes will mature on October 30, 2017.
Interest Payment Dates	April 30 and October 30 of each year, beginning on April 30, 2011.
Forms and Terms	The form and terms of the new notes will be the same as the form and terms of the original notes except that:
• the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes and the new notes will not provide for additional interest in connection with registration defaults.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Ranking	The new notes will be:
• the general unsecured obligations of the Issuers;
• effectively subordinated in right of payment to any future secured debt of the Issuers, to the extent of the value of the assets securing such debt;
• equal in right of payment to the Issuers’ existing senior notes and any future unsubordinated, unsecured debt of the Issuers;
• structurally senior to the outstanding senior notes of CCH II;

• senior in right of payment to any future subordinated debt of the Issuers;

•  structurally subordinated to all debt and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the Charter Operating credit facilities and the Charter Operating Entities’ senior second-lien notes; and

• guaranteed on a senior unsecured basis by Charter (which guarantee is structurally junior to all debt and liabilities of all of Charter’s subsidiaries).

As of September 30, 2010, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries totaled approximately $11.8 billion, and the new  notes are structurally subordinated to approximately $9.2 billion. As of September 30, 2010, CCO Holdings’ subsidiary has approximately an additional $1.2 billion available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the new notes.

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Guarantee	Charter will unconditionally guarantee the new notes on a senior unsecured basis. If the Issuers cannot make payments on the Notes, Charter must make them.
Optional Redemption	The new notes may be redeemed in whole or in part at our option from time to time as described in the section “Description of the Notes — Optional Redemption.”

At any time prior to October 30, 2013, the Issuers may redeem up to 35% of the Notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the Notes (including any additional Notes of such series) issued remains outstanding after such redemption.

Restrictive Covenants	The indenture governing the new notes will, among other things, restrict our ability and the ability of certain of our subsidiaries to:
• pay dividends on stock and repurchase stock;
• make investments;
• borrow money;
• grant liens;
• sell substantially all of our assets or merge with or into other companies;
• use the proceeds from sales of assets and subsidiaries' stock;
• in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions; and
• engage in certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes — Certain Covenants,” including provisions allowing CCO Holdings and certain of its subsidiaries, as long as the leverage ratio of CCO Holdings and certain of its subsidiaries is below 6.0 to 1.0, to make investments, including designating restricted subsidiaries as unrestricted subsidiaries or making investments in unrestricted subsidiaries. Subject to certain exceptions and limitations, CCO Holdings is also permitted under these covenants to provide funds to its parent companies to pay interest on, or retire or repurchase, their debt obligations.

During the time, if any, that the Notes are rated investment grade by both Standard & Poor’s Ratings Service and Moody’s Investors, Inc. and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the Notes will cease to be in effect. See “Description of Notes — Certain Covenants.”

Change of Control	Following a Change of Control Triggering Event, as defined in “Description of the Notes — Certain Definitions,” we will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount plus
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accrued and unpaid interest, if any, to the date of purchase thereof.
Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of Notes — Events of Default and Remedies.”
Absence of Established Markets for the Notes
The new notes are new issues of securities, and currently there are no markets for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that liquid markets will develop for the new notes.

United States Federal Income Tax Considerations	For a discussion of the U.S. federal income tax consequences of holding the new notes, see “Important United States Federal Income Tax Considerations.”

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 11 under “Risk Factors” for a discussion of risks associated with an investment in the new notes.

For more complete information about the new notes, see the “Description of the Notes” section of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges for the periods shown:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	Predecessor 2007	Predecessor 2008	Combined 2009	Predecessor 2009	Successor 2010
Ratio of Earnings to Fixed Charges	—	—	8.05x	—	1.09x

Earnings for the years ended December 31, 2007 and 2008 and nine months ended September 30, 2009 were insufficient to cover fixed charges by $1.3 billion, $2.6 billion and $3.4 billion, respectively. As a result of such deficiencies, the ratios are not presented above.

RISK FACTORS

The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to continue your investment in the notes or to tender your original notes in exchange for the new notes.  In this prospectus, when we refer to “notes,” we are referring to both the original notes and the new notes.

Risks Related to Our Emergence From Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the Plan, Charter was required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon emergence from bankruptcy.  Charter filed projected financial information with the Bankruptcy Court most recently on May 7, 2009 as part of the Disclosure Statement approved by the Bankruptcy Court.  The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control.  Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks.  Neither the projections nor any version of the Disclosure Statement should be considered or relied upon.  After the date of the Disclosure Statement and during 2009, we recognized an impairment to our franchise values because of the lower than anticipated growth in revenues experienced during the first three quarters of 2009 and an expected reduction of future cash flows as a result of the economic and competitive environment.

Because our consolidated financial statements reflect fresh start accounting adjustments made upon emergence from bankruptcy, and because of the effects of the transactions that became effective pursuant to the Plan, financial information in the post-emergence financial statements is not comparable to our financial information from prior periods.

Upon our emergence from bankruptcy, we adopted fresh start accounting pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, was allocated to the fair value of assets.  The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment.  Further, under fresh start accounting, the accumulated losses included in member’s deficit were eliminated.  In addition to fresh start accounting, our consolidated financial statements reflect all effects of the transactions contemplated by the Plan.  Thus, our balance sheets and statements of operations data are not comparable in many respects to our consolidated balance sheets and consolidated statements of operations data for periods prior to our adoption of fresh start accounting and prior to accounting for the effects of the reorganization.

Risks Related to the Exchange Offer and the New Notes

There is currently no public market for the new notes, and an active trading market may not develop for the new notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of the new notes.

The new notes will be new securities for which there is currently no public market.  Further, we do not intend to apply for listing of the new notes, on any securities exchange or for quotation of the new notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the notes, a market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

We may not have the ability to raise the funds necessary to fulfill our obligations under the new notes following a change of control triggering event, which would place us in default under the indenture governing the new notes.

Under the indenture governing the new notes, upon the occurrence of specified change of control triggering events, we will be required to offer to repurchase all of the outstanding new notes. However, we may not have sufficient funds at the time of the change of control triggering event to make the required repurchases of the new notes. In addition, a change of control triggering event would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries. Our failure to make or complete an offer to repurchase the new notes would place us in default under the indentures governing the new notes.

The Issuers and Charter are holding companies and will depend on subsidiaries to satisfy their obligations under the new notes and the guarantee, respectively.

As holding companies, the Issuers and Charter conduct substantially all of their operations through their indirect subsidiaries, which own substantially all of our consolidated assets. Consequently, the principal source of cash to pay the obligations of the Issuers under the new notes and obligations of Charter under the guarantee is the cash that our subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable the Issuers and/or Charter to make payments in respect of their obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit the ability of the Issuers and/or Charter to obtain cash from our subsidiaries. While the indentures governing certain of our existing notes and the new notes limit the ability of our subsidiaries to restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event the Issuers and/or Charter do not receive distributions from our subsidiaries, the Issuers may be unable to make required payments on their indebtedness and Charter may be unable to make any payments under its guarantee. The Issuers are finance companies with no independent operations.

The new notes are unsecured. Therefore, the secured creditors of the Issuers would have a prior claim, ahead of the new notes, on the assets of the Issuers.

The new notes are unsecured. As a result, upon any distribution to the Issuers’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of the Issuers’ secured debt, including the lenders under the Issuers’ senior secured credit facility, will be entitled to be paid in full from the assets securing that secured debt before any payment may be made with respect to the new notes. In addition, if the Issuers fail to meet their payment or other obligations under their secured debt, the holders of that secured debt would be entitled to foreclose on the assets securing that secured debt and liquidate those assets. Accordingly, the Issuers may not have sufficient funds to pay amounts due on the new notes. As a result you may lose a portion of or the entire value of your investment in the new notes.

The new notes are not guaranteed by any of CCO Holding’s subsidiaries and are structurally subordinated to the indebtedness and other liabilities of these subsidiaries.

The Issuers and Charter, as guarantor, are the sole obligors under the new notes. Our subsidiaries do not guarantee the new notes and our subsidiaries (other than the Issuers) have no legal obligation to make payments on the new notes or make funds available for those payments, whether by dividends, loans or other payments. The new notes, therefore, are structurally subordinated to the indebtedness and other liabilities of our subsidiaries (other than the Issuers). Accordingly, there may only be a limited amount of assets available to satisfy your claims as a holder of the new notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding with respect to us or any of our subsidiaries, the assets of our subsidiaries will be available to the Issuers and Charter to satisfy the obligations under the new notes only after all outstanding liabilities of those subsidiaries have been paid in full. As of September 30, 2010, CCO Holdings and its subsidiaries had approximately $11.8 billion of total principal amount of debt and intercompany loans, and the new notes are structurally subordinated to approximately $9.2 billion of that amount. The terms of our debt instruments permit these subsidiaries to incur additional indebtedness.

Changes in our credit rating could adversely affect the market price or liquidity of the new notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the new notes. A negative change in our ratings could have an adverse effect on the price of the new notes.

If you do not exchange your original notes for new notes, you will continue to have restrictions on your ability to resell them.

The original notes were not registered under the Securities Act of 1933 or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act of 1933 or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. In addition, once the exchange offers have terminated, we will no longer be under an obligation to register the original notes under the Securities Act of 1933 except in the limited circumstances provided in the exchange and registration rights agreement. In addition, to the extent that original notes are tendered for exchange and accepted in the exchange offers, any trading market for the untendered and tendered but unaccepted original notes could be adversely affected.

Risks Related to Our Significant Indebtedness

We have a significant amount of debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.

We have a significant amount of debt and may (subject to applicable restrictions in our debt instruments) incur additional debt in the future.  As of September 30, 2010, the total principal amount of debt of Charter and its subsidiaries was approximately $13.2 billion.

Because of our significant indebtedness, our ability to raise additional capital at reasonable rates, or at all, is uncertain, and the ability of our subsidiaries to make distributions or payments to their parent companies is subject to availability of funds and restrictions under applicable debt instruments and under applicable law.

Our significant amount of debt could have other important consequences.  For example, the debt will or could:

•	make us vulnerable to interest rate increases, because approximately 40% of Charter’s borrowings are, and may continue to be, subject to variable rates of interest;
•	expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;
•
require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;
•	place us at a disadvantage compared to our competitors that have proportionately less debt;
•	adversely affect our relationship with customers and suppliers;
•	limit our ability to borrow additional funds in the future, or to access financing at the necessary level of the capital structure, due to applicable financial and restrictive covenants in our debt;
•	make it more difficult for us to obtain financing;
•	make it more difficult for us to satisfy our obligations to the holders of our Notes and for us to satisfy our obligations to the lenders under our credit facilities; and
•	limit future increases in the value, or cause a decline in the value of Charter’s equity, which could limit

Charter’s ability to raise additional capital by issuing equity.

If current debt amounts increase, the related risks that we now face will intensify.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations.  These covenants restrict, among other things, our ability to:

•	incur additional debt;
•	repurchase or redeem equity interests and debt;
•	issue equity;
•	make certain investments or acquisitions;
•	pay dividends or make other distributions;
•	dispose of assets or merge;
•	enter into related party transactions; and
•	grant liens and pledge assets.

Additionally, the Charter Operating credit facilities require Charter Operating to comply with a maximum total leverage covenant and a maximum first lien leverage covenant.  The breach of any covenants or obligations in our indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness.  In addition, the secured lenders under the Charter Operating credit facilities, the holders of the Charter Operating senior second-lien notes, and the secured lenders under the CCO Holdings credit facility could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.  Any default under those credit facilities or the indentures governing our debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our new notes and credit facilities, and could force us to seek the protection of the bankruptcy laws.

We depend on generating (and having available to the applicable obligor) sufficient cash flow to fund our debt obligations, capital expenditures, and ongoing operations.

We are dependent on our cash on hand and free cash flow to fund our debt obligations, capital expenditures and ongoing operations.

Our ability to service our debt and to fund our planned capital expenditures and ongoing operations will depend on our ability to generate and grow cash flow and our access (by dividend or otherwise) to additional liquidity sources.  Our ability to generate and grow cash flow is dependent on many factors, including:

•
our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers and DSL providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn and the significant downturn in the housing sector and overall economy;
•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);
•	our ability to adequately deliver customer service; and
•	the effects of governmental regulation on our business.

Some of these factors are beyond our control.  It is also difficult to assess the impact that the general economic downturn will have on future operations and financial results.  The general economic downturn has resulted in reduced spending by customers and advertisers, which have impacted our revenues and our free cash flow from those that otherwise would have been generated.  If we are unable to generate sufficient cash flow or we are unable to access additional liquidity sources, we may not be able to service and repay our debt, operate our business, respond to competitive challenges, or fund our other liquidity and capital needs.

Restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us and our subsidiaries that are debt issuers.

Our primary assets are our equity interests in our subsidiaries.  Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us for payments on our notes or other obligations in the form of loans, distributions, or otherwise.  Charter Operating’s and CCO Holdings’ ability to make distributions to us or the applicable debt issuers to service debt obligations is subject to their compliance with the terms of their credit facilities and indentures, and restrictions under applicable law.  Under the Delaware Limited Liability Company Act (the “Act”), our subsidiaries may only make distributions if the relevant entity has “surplus” as defined in the Act.  Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby.  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can otherwise be no assurance that these subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness.  Our direct or indirect subsidiaries include the borrowers under the CCO Holdings credit facility and the borrowers and guarantors under the Charter Operating credit facilities.  Charter Operating is also an obligor, and its subsidiaries are guarantors under senior second-lien notes, and CCO Holdings is an obligor under its senior notes.  As of September 30, 2010, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries was approximately $11.8 billion, of which approximately $9.2 billion was structurally senior to the new notes.

In the event of bankruptcy, liquidation, or dissolution of one or more of our subsidiaries, that subsidiary's assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to its parent company as an equity holder or otherwise. In that event:

•
the lenders under CCO Holdings’ credit facility and Charter Operating's credit facilities and senior second-lien notes, whose interests are secured by substantially all of our operating assets, and all holders of other debt of CCO Holdings and Charter Operating, will have the right to be paid in full before us from any of our subsidiaries' assets; and

•
Charter and CCH I, the holders of preferred membership interests in our subsidiary, CC VIII, would have a claim on a portion of CC VIII’s assets that may reduce the amounts available for repayment to holders of our outstanding notes.

All of our outstanding debt is subject to change of control provisions.  We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.

We may not have the ability to raise the funds necessary to fulfill our obligations under our notes and our credit facilities following a change of control.  Under the indentures governing our notes, upon the occurrence of specified change of control events, the applicable note issuer is required to offer to repurchase all of its outstanding notes.  However, we may not have sufficient access to funds at the time of the change of control event to make the required repurchase of the applicable notes, and all of the notes issuers are limited in their ability to make distributions or other payments to their respective parent company to fund any required repurchase.  In addition, a change of control under the Charter Operating credit facilities would result in a default under those credit facilities.  Because such credit facilities and our subsidiaries’ notes are obligations of our subsidiaries, the credit facilities and our subsidiaries’ notes would have to be repaid by our subsidiaries before their assets could be available to their parent companies to repurchase their notes.  Any failure to make or complete a change of control offer would place the applicable note issuer or borrower in default under its notes.  The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their notes and credit facilities would place them in default.

Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations.

The industry in which we operate is highly competitive and has become more so in recent years.  In some instances, we compete against companies with fewer regulatory burdens, better access to financing, greater personnel resources, greater resources for marketing, greater and more favorable brand name recognition, and long-established relationships with regulatory authorities and customers.  Increasing consolidation in the cable industry and the repeal of certain ownership rules have provided additional benefits to certain of our competitors, either through access to financing, resources, or efficiencies of scale.

Our principal competitors for video services throughout our territory are DBS providers.  The two largest DBS providers are DirecTV and DISH Network.  Competition from DBS, including intensive marketing efforts with aggressive pricing, exclusive programming and increased high definition broadcasting has had an adverse impact on our ability to retain customers. DBS has grown rapidly over the last several years.  DBS companies have also expanded their activities in the multi-dwelling unit (“MDU”) market.  The cable industry, including us, has lost a significant number of video customers to DBS competition, and we face serious challenges in this area in the future.

Telephone companies, including two major telephone companies, AT&T and Verizon, offer video and other services in competition with us, and we expect they will increasingly do so in the future.  Upgraded portions of these networks carry two-way video, data services and provide digital voice services similar to ours.  In the case of Verizon, high-speed data services operate at speeds as high as or higher than ours.  In addition, these companies continue to offer their traditional telephone services, as well as service bundles that include wireless voice services provided by affiliated companies.  Based on our internal estimates, we believe that AT&T and Verizon are offering video services in areas serving approximately 27% to 31% of our estimated homes passed as of September 30, 2010, and we have experienced increased customer losses in these areas.  AT&T and Verizon have also launched campaigns to capture more of the MDU market.  Additional upgrades and product launches are expected in markets in which we operate. With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of DSL.  DSL service competes with our high-speed Internet service and is often offered at prices lower than our Internet services, although often at speeds lower than the speeds we offer.  In addition, in many of our markets, these companies have entered into co-marketing arrangements with DBS providers to offer service bundles combining video services provided by a DBS provider with DSL and traditional telephone and wireless services offered by the telephone companies and their affiliates.  These service bundles offer customers similar pricing and convenience advantages as our bundles.  Moreover, as we continue to market our telephone offerings, we will face considerable competition from established telephone companies and other carriers.

The existence of more than one cable system operating in the same territory is referred to as an overbuild.  Overbuilds could adversely affect our growth, financial condition, and results of operations, by creating or increasing competition.  Based on internal estimates and excluding telephone companies, as of September 30, 2010, we are aware of traditional overbuild situations impacting approximately 7% to 8% of our estimated homes passed, and potential traditional overbuild situations in areas servicing approximately an additional 2% of our estimated homes passed.  Additional overbuild situations may occur in other systems.

In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced price or free service.  These promotional programs result in significant advertising, programming and operating expenses, and also may require us to make capital expenditures to acquire and install customer premise equipment.  Customers who subscribe to our services as a result of these offerings may not remain customers following the end of the promotional period.  A failure to retain customers could have a material adverse effect on our business.

Mergers, joint ventures, and alliances among franchised, wireless, or private cable operators, DBS providers, local exchange carriers, and others, may provide additional benefits to some of our competitors, either through access to financing, resources, or efficiencies of scale, or the ability to provide multiple services in direct competition with us.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet.  Technological advancements, such as video-on-demand, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers, and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could also negatively impact advertisers’ willingness to purchase advertising from us, as well as the price they are willing to pay for advertising.  If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

Our services may not allow us to compete effectively.  Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer.  Competition may reduce our expected growth of future cash flows which may contribute to future impairments of our franchises and goodwill.

Economic conditions in the United States may adversely impact the growth of our business.

We believe that the weakened economic conditions in the United States, including a continued downturn in the housing market over the past year and increases in unemployment, have adversely affected consumer demand for our services.  In addition, we believe these factors have contributed to an increase in the number of homes that replace their traditional telephone service with wireless service thereby impacting the growth of our telephone business.  These conditions have affected our net customer additions and revenue growth during 2009 and 2010 and contributed to the franchise impairment charge incurred in 2009.  If these conditions do not improve, we believe the growth of our business and results of operations will be further adversely affected which may contribute to future impairments of our franchises and goodwill.

We face risks inherent in our telephone and commercial businesses.

We may encounter unforeseen difficulties as we increase the scale of our service offerings to businesses.  We sell video, high-speed data and network and transport services to businesses and have increased our focus on growing this business.  In order to grow our commercial business, we expect to increase expenditures on technology, equipment and personnel focused on the commercial business.  Commercial business customers often require service level agreements and generally have heightened customer expectations for reliability of services.  If our efforts to build the infrastructure to scale the commercial business are not successful, the growth of our commercial services business would be limited.  Continued growth in our residential telephone business faces risks.  The competitive landscape for residential and commercial telephone services is intense; we face competition from providers of Internet telephone services, as well as incumbent telephone companies.  Further, we face increasing competition for residential telephone services as more consumers in the United States are replacing traditional telephone service with wireless service.  We depend on interconnection and related services provided by certain third parties for the growth of our commercial business.  As a result, our ability to implement changes as the services grow may be limited.  If we are unable to meet these service level requirements or expectations, our commercial business could be adversely affected.  Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our telephone and commercial businesses and operations.

Our exposure to the credit risks of our customers, vendors and third parties could adversely affect our cash flow, results of operations and financial condition.

We are exposed to risks associated with the potential financial instability of our customers, many of whom have been adversely affected by the general economic downturn.  Dramatic declines in the housing market over the past year, including falling home prices and increasing foreclosures, together with significant increases in unemployment, have severely affected consumer confidence and caused increased delinquencies or cancellations by our customers or lead to unfavorable changes in the mix of products purchased.  The general economic downturn has also affected advertising sales, as companies seek to reduce expenditures and conserve cash.  These events have adversely affected, and may continue to adversely affect our cash flow, results of operations and financial condition.

In addition, we are susceptible to risks associated with the potential financial instability of the vendors and third parties on which we rely to provide products and services or to which we outsource certain functions.  The same economic conditions that may affect our customers, as well as volatility and disruption in the capital and credit markets, also could adversely affect vendors and third parties and lead to significant increases in prices, reduction in output or the bankruptcy of our vendors or third parties upon which we rely.  Any interruption in the services provided by our vendors or by third parties could adversely affect our cash flow, results of operation and financial condition.

We may not have the ability to reduce the high growth rates of, or pass on to our customers, our increasing programming costs, which would adversely affect our cash flow and operating margins.

Programming has been, and is expected to continue to be, our largest operating expense item.  In recent years, the cable industry has experienced a rapid escalation in the cost of programming.  We expect programming costs to continue to increase because of a variety of factors including amounts paid for retransmission consent, annual increases imposed by programmers and additional programming, including high definition and OnDemand programming, being provided to customers.  The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins associated with the video product.  We have programming contracts that have expired and others that will expire at or before the end of 2010.  There can be no assurance that these agreements will be renewed on favorable or comparable terms.  To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.

Increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent are likely to further increase our programming costs.  Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime.  When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission.  In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements.  If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period.  Any loss of stations could make our video service less attractive to customers, which could result in less subscription and advertising revenue.  In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest.  Carriage of these other services, as well as increased fees for retransmission rights, may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive.  We may not be able to fund the capital expenditures necessary to keep pace with technological developments, or anticipate the demand of our customers for products and services requiring new technology or bandwidth.  Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers.  Consequently, our growth, financial condition and results of operations could suffer materially.

We depend on third party service providers, suppliers and licensors; thus, if we are unable to procure the necessary services, equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.

We depend on third party service providers, suppliers and licensors to supply some of the services, hardware, software and operational support necessary to provide some of our services.  We obtain these materials from a limited number of vendors, some of which do not have a long operating history or which may not be able to continue to supply the equipment and services we desire.  Some of our hardware, software and operational support vendors, and service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity.  If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment or services we need in a timely manner and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers.  These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition.  A limited number of vendors of key technologies can lead to less product innovation and higher costs.  For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

In that regard, we currently purchase set-top boxes from a limited number of vendors, because each of our cable systems use one or two proprietary conditional access security schemes, which allows us to regulate subscriber access to some services, such as premium channels.  We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes.  Future innovation in set-top boxes may be restricted until these issues are resolved.  In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.

Malicious and abusive Internet practices could impair our high-speed Internet services.

Our high-speed Internet customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as peer-to-peer file sharing, unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms, and other destructive or disruptive software.  These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers, and damage to our or our customers' equipment and data.  Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service our customers and protect our network.  Any significant loss of high-speed Internet customers or revenue, or significant increase in costs of serving those customers, could adversely affect our growth, financial condition and results of operations.

For tax purposes, Charter experienced a deemed ownership change upon emergence from Chapter 11 bankruptcy, resulting in an annual limitation on Charter’s ability to use its existing net operating loss carryforwards.  Charter could experience another deemed ownership change in the future that could further limit its ability to use its net operating loss carryforwards.

As of December 31, 2009, Charter had approximately $6.3 billion of federal tax net operating losses, resulting in a gross deferred tax asset of approximately $2.2 billion, expiring in the years 2014 through 2028.  These losses resulted from the operations of Charter Holdco and its subsidiaries.  In addition, as of December 31, 2009, Charter had state tax net operating losses, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $209 million, generally expiring in years 2010 through 2028.  Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for deferred benefits available to offset certain deferred tax liabilities.  Such tax net operating losses can accumulate and be used to offset our future taxable income.  The consummation of the Plan generated an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. As a result, Charter is subject to an annual limitation on the use of its net operating losses.  Further, Charter’s net operating loss carryforwards have been reduced by the amount of the cancellation of debt income resulting from the Plan that was allocable to Charter.  The limitation on Charter’s ability to use its net operating losses, in conjunction with the net operating loss expiration provisions, could reduce Charter’s ability to use a portion of its net operating losses to offset future taxable income which could result in Charter being required to make material cash tax payments.  Charter’s ability to make such income tax payments, if any, will depend at such time on Charter’s liquidity or Charter’s ability to raise additional capital, and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries, including us.

If Charter were to experience a second ownership change in the future (as a result of purchases and sales of stock by Charter’s 5-percent stockholders, new issuances or redemptions of Charter’s stock, certain acquisitions of Charter’s stock and issuances, redemptions, sales or other dispositions or acquisitions of interests in Charter’s 5-percent stockholders), Charter’s ability to use its net operating losses could become subject to further limitations.  Charter’s common stock is subject to certain transfer restrictions contained in our amended and restated certificate of incorporation.  These restrictions, which are designed to minimize the likelihood of an ownership change occurring and thereby preserve Charter’s ability to utilize its net operating losses, are not currently operative but could become operative in the future if certain events occur and the restrictions are imposed by Charter’s board of directors.  However, there can be no assurance that Charter’s board of directors would choose to impose these restrictions or that such restrictions, if imposed, would prevent an ownership change from occurring.

If we are unable to attract new key employees, the ability of our parent companies to manage our business could be adversely affected.

Our operational results during the recent prolonged economic downturn have depended, and our future results will depend, upon the retention and continued performance of our management team.  On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.  He filled the vacancy resulting from Eloise Schmitz’s departure on July 31, 2010.  Mr. Kevin D. Howard, Senior Vice President – Finance, Controller and Chief Accounting Officer had served as Interim Chief Financial Officer.  Our ability to hire new key employees for management positions could be impacted adversely by the competitive environment for management talent in the telecommunications industry.  The loss of the services of key members of management and the inability to hire new key employees could adversely affect our ability to manage our business and our future operational and financial results.

Risks Related to Ownership Positions of Charter’s Principal Shareholders

If we were to have a person with a 35% or greater voting interest and Paul G. Allen did not maintain a minimum voting interest in us greater than such holder, a change of control default could be triggered under our subsidiary's credit facilities.

The Charter Operating credit facilities provide that the failure by (a) Mr. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in (b) above or a combination thereof to maintain a greater percentage of direct or indirect voting interest in us than any other holder holding more than 35% of our direct or indirect voting interest in us would result in a change of  control default.  Such a default could result in the acceleration of repayment of our indebtedness, including borrowings under the Charter Operating credit facilities. See “—Risks Related to Our Significant Indebtedness — All of our outstanding debt is subject to change of control provisions.  We and our parent companies may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.”

Mr. Allen maintains a substantial voting interest in us and may have interests that conflict with the interests of the holders of the new notes; Charter’s principal stockholders, other than Mr. Allen, own a significant amount of Charter’s common stock, giving them influence over corporate transactions and other matters.

As of September 30, 2010, Mr. Allen beneficially owned approximately 40% of the voting power of the capital stock of Charter, and he has the right to elect four of Charter’s eleven board members.  Mr. Allen thus has the ability to influence fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of Charter’s directors, approval of merger transactions involving Charter and the sale of all or substantially all of Charter’s assets.  Charter’s other principal stockholders have appointed members to Charter’s board of directors in accordance with the Plan, including: Mr. Glatt, who is an employee of Apollo Management, L.P.; and Mr. Karsh, who was appointed by Oaktree Opportunities Investments, L.P. and is the president of Oaktree Capital Management, L.P.  Funds affiliated with AP Charter Holdings, L.P. beneficially hold approximately 31% of the Class A common stock of Charter representing approximately 20% of the vote.  Oaktree Opportunities Investments, L.P. and certain affiliated funds beneficially hold approximately 18% of the Class A common stock of Charter representing approximately 11% of the vote. Funds advised by Franklin Advisers, Inc. beneficially hold approximately 19% of the Class A common stock of Charter representing approximately 12% of the vote.  Charter’s principal stockholders may be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate action, such as mergers and other business combination transactions should these stockholders retain a significant ownership interest in us.

Charter’s principal stockholders are not restricted from investing in, and have invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services.  The principal stockholders may also engage in other businesses that compete or may in the future compete with us.

The principal stockholders’ substantial influence over our management and affairs could create conflicts of interest if any of them were faced with decisions that could have different implications for them and us.

Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.

Regulation of the cable industry has increased cable operators' operational and administrative expenses and limited their revenues.  Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;
•	rules and regulations relating to subscriber and employee privacy;
•	limited rate regulation;
•	rules governing the copyright royalties that must be paid for retransmitting broadcast signals;
•	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain retransmission consent to carry a broadcast station;
•	requirements governing the provision of channel capacity to unaffiliated commercial leased access programmers;
•	rules limiting our ability to enter into exclusive agreements with multiple dwelling unit complexes and control our inside wiring;
•	rules, regulations, and regulatory policies relating to provision of voice communications and high-speed Internet service;
•	rules for franchise renewals and transfers; and
•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards, and customer service requirements.

Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals.  In March 2010, the FCC submitted its National Broadband Plan to Congress and announced its intention to initiate approximately 40 rulemakings addressing a host of issues related to the delivery of broadband services, including video, data, voice over Internet protocol (“VoIP”), and other services. The broad reach of these rulemakings could ultimately impact the environment in which we operate. There are also ongoing efforts to amend or expand the federal, state, and local regulation of some of our cable systems, which may compound the regulatory risks we already face, and proposals that might make it easier for our employees to unionize.  Certain states and localities are considering new cable and telecommunications taxes that could increase operating expenses.

Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

Our cable systems generally operate pursuant to franchises, permits, and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way.  Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance.  In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations.  Franchises are generally granted for fixed terms and must be periodically renewed.  Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate.  Franchise authorities often demand concessions or other commitments as a condition to renewal.  In some instances, local franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.

The traditional cable franchising regime is currently undergoing significant change as a result of various federal and state actions.  Some of the new state franchising laws do not allow us to immediately opt into statewide franchising until (i) we have completed the term of the local franchise, in good standing, (ii) a competitor has entered the market, or (iii) in limited instances, where the local franchise allows the state franchise license to apply.  In many cases, state franchising laws, and their varying application to us and new video providers, will result in less franchise imposed requirements for our competitors who are new entrants than for us until we are able to opt into the applicable state franchise.

We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements.  Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future.  A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable system franchises are non-exclusive. Accordingly, local and state franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

Our cable system franchises are non-exclusive.  Consequently, local and state franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems.  In some cases, local government entities and municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority.  In addition, certain telephone companies are seeking authority to operate in communities without first obtaining a local franchise.  As a result, competing operators may build systems in areas in which we hold franchises.

In a series of recent rulemakings, the FCC adopted new rules that streamline entry for new competitors (particularly those affiliated with telephone companies) and reduce franchising burdens for these new entrants.  At the same time, a substantial number of states recently have adopted new franchising laws.  Again, these new laws were principally designed to streamline entry for new competitors, and they often provide advantages for these new entrants that are not immediately available to existing operators.  As a result of these new franchising laws and regulations, we have seen an increase in the number of competitive cable franchises or operating certificates being issued, and we anticipate that trend to continue.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.

In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems.  This additional regulation increases the cost of operating our business.  Local franchising authorities may impose new and more restrictive requirements.  Local franchising authorities who are certified to regulate rates in the communities where they operate generally have the power to reduce rates and order refunds on the rates charged for basic service and equipment.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements, or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.

Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities.  However, the FCC and Congress continue to be concerned that cable rate increases are exceeding inflation.  It is possible that either the FCC or Congress will further restrict the ability of cable system operators to implement rate increases.  Should this occur, it would impede our ability to raise our rates.  If we are unable to raise our rates in response to increasing costs, our losses would increase.

There has been legislative and regulatory interest in requiring cable operators to offer historically combined programming services on an á la carte basis.  It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.

Actions by pole owners might subject us to significantly increased pole attachment costs.

Pole attachments are cable wires that are attached to utility poles.  Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service.  The FCC previously determined that the lower cable rate was applicable to the mixed use of a pole attachment for the provision of both cable and Internet access services.  However, in late 2007, the FCC issued a Notice of Proposed Rulemaking (“NPRM”), in which it “tentatively concludes” that this approach should be modified.  In 2009, a group of electric utilities petitioned the FCC to increase the pole attachment rates applicable to voice service provided through any technology.  These changes could affect the pole attachment rates we pay when we offer either data or voice services over our broadband facility.  Any changes in the FCC approach could result in a substantial increase in our pole attachment costs. In its recently released National Broadband Plan, however, the FCC suggested it might actually lower the pole attachment rates applicable to telecommunications delivery.

Increasing regulation of our Internet service product could adversely affect our ability to provide new products and services.

There has been continued advocacy by certain Internet content providers and consumer groups for new federal laws or regulations to adopt so-called “net neutrality” principles limiting the ability of broadband network owners (like us) to manage and control their own networks.  In August 2005, the FCC issued a nonbinding policy statement identifying four principles to guide its policymaking regarding high-speed Internet and related services.  These principles provide that consumers are entitled to:  (i) access lawful Internet content of their choice; (ii) run applications and services of their choice, subject to the needs of law enforcement; (iii) connect their choice of legal devices that do not harm the network; and (iv) enjoy competition among network providers, application and service providers, and content providers.  In August 2008, the FCC issued an order concerning one Internet network management practice in use by another cable operator, effectively treating the four principles as rules and ordering a change in network management practices.  In October 2009, the FCC released a NPRM seeking additional comment on draft rules to codify these principles and to consider further network neutrality requirements.  On April 6, 2010, the United States Court of Appeals for the D.C. Circuit vacated the FCC’s 2008 order which may impact this October 2009 rulemaking. Additional proposals for legislation or additional regulatory efforts by the FCC could impose new obligations on high-speed Internet providers.   Any such rules or statutes could limit our ability to manage our cable systems (including use for other services), to obtain value for use of our cable systems and respond to competitive competitions.

Changes in channel carriage regulations could impose significant additional costs on us.

Cable operators also face significant regulation of their channel carriage.  We can be required to devote substantial capacity to the carriage of programming that we might not carry voluntarily, including certain local broadcast signals; local public, educational and government access (“PEG”) programming; and unaffiliated, commercial leased access programming (required channel capacity for use by persons unaffiliated with the cable operator who desire to distribute programming over a cable system).  The FCC adopted a plan in 2007 addressing the cable industry’s broadcast carriage obligations once the broadcast industry migration from analog to digital transmission is completed, which occurred in June 2009.  Under the FCC’s plan, most cable systems are required to offer both an analog and digital version of local broadcast signals for three years after the June 12, 2009 digital transition date.  This burden could increase further if we are required to carry multiple programming streams included within a single digital broadcast transmission (multicast carriage) or if our broadcast carriage obligations are otherwise expanded.  At the same time, the cost that cable operators face to secure retransmission consent for the carriage of popular broadcast stations is increasing significantly. The FCC also adopted new commercial leased access rules (currently stayed while under appeal) which dramatically reduce the rate we can charge for leasing this capacity and dramatically increase our associated administrative burdens.  These regulatory changes could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity, and limit our ability to offer services that would maximize our revenue potential.  It is possible that other legal restraints will be adopted limiting our discretion over programming decisions.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.

We offer voice communications services over our broadband network and continue to develop and deploy VoIP services.  The FCC has declared that certain VoIP services are not subject to traditional state public utility regulation.  The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal and state licenses.  We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us.  The FCC has extended certain traditional telecommunications requirements, such as E911, Universal Service fund collection, CALEA, Customer Proprietary Network Information and telephone relay requirements to many VoIP providers such as us.  Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers.  If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present summary financial and other data for Charter and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company), and for each of the years in the four year period ended December 31, 2008 (Predecessor Company), incorporated by reference in this prospectus, which have been audited by KPMG LLP, an independent registered public accounting firm, and (ii) the unaudited consolidated financial statements of Charter and its subsidiaries for the nine months ended September 30, 2010 (Successor Company) and 2009 (Predecessor Company), incorporated by reference in this prospectus.  The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes.

	Predecessor					Successor	Predecessor	Successor
	Year Ended December 31,				Eleven Months Ended November 30,	One Month Ended December 31,	Nine Months Ended September 30,
	2005 (a)(b)	2006 (a)(b)	2007(a)	2008(a)	2009	2009	2009	2010

Statement of Operations Data:
Revenues	$5,033	$5,504	$6,002	$6,479	$6,183	$572	$5,045	$5,275
Operating income (loss) from continuing operations	$304	$367	$548	$(614)	$(1,063)	$84	$(1,956)	$745
Interest expense, net	$(1,818)	$(1,901)	$(1,861)	$(1,905)	$(1,020)	$(68)	$(885)	$(645)
Income (loss) from continuing operations before income taxes	$(892)	$(1,479)	$(1,318)	$(2,550)	$9,748	$10	$(3,367)	$59
Net income (loss) – Charter shareholders	$(970)	$(1,454)	$(1,534)	$(2,451)	$10,099	$2	$(1,352)	$(152)
Basic earnings (loss) from continuing operations per common share	$(3.24)	$(5.03)	$(4.17)	$(6.56)	$30.00	$0.02	$(3.57)	$(1.34)
Diluted earnings (loss) from continuing operations per common share	$(3.24)	$(5.03)	$(4.17)	$(6.56)	$12.61	$0.02	$(3.57)	$(1.34)
Basic earnings (loss) per common share	$(3.13)	$(4.38)	$(4.17)	$(6.56)	$30.00	$0.02	$(3.57)	$(1.34)
Diluted earnings (loss) per common share	$(3.13)	$(4.38)	$(4.17)	$(6.56)	$12.61	$0.02	$(3.57)	$(1.34)
Weighted-average shares outstanding, basic	310,209,047	331,941,788	368,240,608	373,464,920	378,784,231	112,078,089	378,718,134	113,081,242
Weighted-average shares outstanding, diluted	310,209,047	331,941,788	368,240,608	373,464,920	902,067,116	114,346,861	378,718,134	113,081,242

Balance Sheet Data (end of period):
Investment in cable properties	$15,721	$14,505	$14,123	$12,448		$15,391	$9,418	$15,156
Total assets	$16,431	$15,100	$14,666	$13,882		$16,658	$10,905	$16,535
Total debt (including debt subject to compromise)	$19,388	$18,962	$19,903	$21,666		$13,322	$11,740	$13,174
Note payable – related party	$49	$57	$65	$75		$--	$--	$--
Temporary equity (c)	$188	$198	$215	$241		$--	$234	$--
Noncontrolling interest (d)	$--	$--	$--	$--		$2	$(1,530)	$--
Charter shareholders equity (deficit)	$(4,920)	$(6,119)	$(7,887)	$(10,506)		$1,916	$(11,834)	$1,523

(a)
Years ended December 31, 2008, 2007 and 2006 have been restated to reflect the retrospective application of accounting guidance for convertible debt with cash settlement features.  2005 has not been restated and therefore is not comparable.

(b)
In 2006, we sold certain cable television systems in West Virginia and Virginia to Cebridge Connections, Inc.  We determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

(c)
Prior to November 30, 2009, temporary equity represents nonvested shares of restricted stock and performance shares issued to employees and Mr. Allen’s previous 5.6% preferred membership interests in our indirect subsidiary, CC VIII. Mr. Allen’s CC VIII interest was classified as temporary equity as a result of Mr. Allen’s previous ability to put his interest to the Company upon a change in control. Mr. Allen has subsequently transferred his CC VIII interest to Charter pursuant to the Plan.

(d)
Noncontrolling interest, as of December 31, 2009, represents the fair value of Mr. Allen’s previous 0.19% interest of Charter Holdco on the Effective Date plus the allocation of income for the month ended December 31, 2009.  On February 8, 2010, Mr. Allen exercised his remaining right to exchange Charter Holdco units for shares of Charter Class A common stock after which Charter Holdco became 100% owned by Charter.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us.  Upon our emergence from bankruptcy, we adopted fresh start accounting. This resulted in us becoming a new entity on December 1, 2009, with a new capital structure, a new accounting basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses. Accordingly, the consolidated financial statements on or after December 1, 2009 are not comparable to the consolidated financial statements prior to that date. The financial statements for the periods ended prior to November 30, 2009 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General.  We issued the original notes on September 27, 2010 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

In connection with the sale of original notes, certain holders of the original notes became entitled to the benefits of the exchange and registration rights agreement, dated September 27, 2010, among us and the purchasers.

Under the exchange and registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer and to use our reasonable best efforts to have the exchange offer registration statement declared effective as soon as practicable following September 27, 2010. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the exchange and registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all original notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holders’ business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer.

Expiration Date; Extensions; Amendment.  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right

(a)           to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(b)           to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to affect such tender for such holders.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution”, unless the original notes are tendered:

      (a)    by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

      (b)    for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name or names of the registered holder or holders appear on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to:

      (a)    purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offers in accordance with the terms of the registration rights agreement; and

      (b)    to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things,

      (a)    the new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of such holder or other person;

      (b)    neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes;

      (c)    neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes; and

      (d)    such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offers, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

 Guaranteed Delivery Procedures

Holders who wish to tender their original notes; and

      (a)    whose original notes are not immediately available; or

      (b)    who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(1) The tender is made through an eligible institution;

      (2)    prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

      (3)    such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

      (a)    specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

      (b)    identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

      (c)    be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

      (d)    specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn original notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

 Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offers before the expiration date, if the exchange offers violate any applicable law or interpretation by the staff of the Securities and Exchange Commission.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

      (1)    refuse to accept any original notes and return all tendered original notes to the tendering holders;

      (2)    extend the exchange offers and retain all original notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

      (3)    waive such condition, if permissible, with respect to the exchange offers and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offers, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offers as required by applicable law.

Exchange Agent

The Bank of New York Mellon Trust Company, NA has been appointed as exchange agent for the exchange offer. Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to The Bank of New York Mellon Trust Company, NA addressed as follows:

The Bank of New York Mellon Trust Company, NA
c/o Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street – 7 East
New York, N.Y. 10286
Attn: Ms. Diane Amoroso

For Information by:
Telephone: 212-815-2742
Fax: 212-298-1915
Information Agent

The Bank of New York Mellon Trust Company, NA has been appointed as the information agent for the exchange offer.  We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses.  Any requests for assistance in connection with the exchange offer or for additional copies of this prospectus or related materials should be directed to the information agent at the address set forth on the back cover of this prospectus.

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent and information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with providing such services.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York Mellon Trust Company, NA as exchange and information agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

•	to us, upon redemption of these notes or otherwise,

•
so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

•
in accordance with Rule 144 under the Securities Act of 1933, or under another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us,

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933, or

•	under an effective registration statement under the Securities Act of 1933,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF NOTES

On September 27, 2010, the Issuers issued $1.0 billion in aggregate principal amount of 7.25%  senior notes due 2017 (the "original notes") pursuant to an indenture, dated September 27, 2010 by and among CCO Holdings, LLC, CCO Holdings Capital Corp., as Issuers, Charter Communications, Inc., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Indenture") .

This Description of Notes relates to the 7.25% senior notes due 2017 (the “Notes”) of CCO Holdings, LLC and CCO Holdings Capital Corp. to be issued hereby in exchange for the original notes.  In this section, we refer to CCO Holdings, LLC and CCO Holdings Capital Corp., which are the co-obligors with respect to the Notes, as the Issuers, and we sometimes refer to them each as an “Issuer.” We may also refer to CCO Holdings, LLC as “CCO Holdings” and Charter Communications, Inc., which is the guarantor of the Notes, as “CCI”. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.”  The definitions of terms set forth in this section "Description of Notes" shall apply in this section.

The Notes will be issued pursuant to the Indenture under which the Issuers previously issued the original notes.  The Notes will be issued on terms substantially identical to those of the original notes and vote together as a single class on any matter submitted to noteholders.  The Notes offered hereby have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer.  You will not be entitled to any exchange rights with respect to the Notes.  The terms of the Notes will include those stated in the Indenture and those made part of this Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture with respect to the Notes. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “— Additional Information.”

Brief Description of the Notes

The Notes are:

•	general unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to our existing senior notes and any future unsubordinated, unsecured Indebtedness of the Issuers;

•	structurally senior to the outstanding senior notes of CCH II, LLC and CCH II Capital Corp.;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•
structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the Charter Operating credit facilities and the Charter Operating Entities’ senior second lien notes; and

•	guaranteed on a senior unsecured basis by CCI (which guarantee is structurally junior to all Indebtedness and liabilities of all of CCI’s Subsidiaries).

At September 30, 2010, the principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries totaled approximately $11.8 billion, and the Notes are structurally subordinated to approximately $9.2 billion of that amount. As of September 30, 2010, CCO Holdings’ subsidiary has approximately an additional $1.2 billion available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the new notes.

Under the circumstances described below under “— Certain Covenants — Investments,” CCO Holdings will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on October 30, 2017.

Interest on the Notes will accrue at the rate of 7.25% per annum. Interest will be payable semi-annually in arrears on April 30 and October 30, commencing on April 30, 2011. The Issuers will make each interest payment to the holders of record of the Notes on the immediately preceding April 15 and October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes were issued in an initial aggregate principal amount of $1 billion.  Subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes under the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture, will be treated as a single class for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes include the Notes issued on the Issue Date and any Additional Notes subsequently issued under the Indenture.

Optional Redemption

At any time prior to October 30, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to (i) 107.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the Notes (including Additional Notes) remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries), and

(2) the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to October 30, 2013, the Issuers may redeem the outstanding Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the redemption date, plus the Make-Whole Premium.

On or after October 30, 2013, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount of the Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 30 of the years indicated below:

Year	Percentage
2013	105.438%
2014	103.625%
2015	101.813%
2016 and thereafter	100.000%

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control

Payment” in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within ten days following any Change of Control Triggering Event, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

    (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (y) the Notes do not have an Investment Grade Rating from either Rating Agency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control and (b) the occurrence of a Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

Asset Sales

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CCO Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CCO Holdings; and

(3) at least 75% of the consideration therefor received by CCO Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CCO Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of CCO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCO Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCO Holdings or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion);

(c) Productive Assets; and

(d) any Designated Noncash Consideration received by the Issuers or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of $500 million and 3.0% of Total Assets, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCO Holdings or a Restricted Subsidiary of CCO Holdings may apply such Net Proceeds at its option:

(1) to repay or otherwise retire debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCO Holdings (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of CCO Holdings); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CCO Holdings or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCO Holdings will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is of equal priority with the Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes and such other Indebtedness of equal priority to be purchased on a pro rata basis.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCO Holdings or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if any Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No Notes of $2,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth in this section are summaries of certain covenants contained in the Indenture.

During any period of time that (a) any Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, CCO Holdings and the Restricted Subsidiaries of CCO Holdings will not be subject to the provisions of the Indenture described under:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Restricted Payments,”

•	“— Investments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “— Merger, Consolidation, or Sale of Assets,” and

•	“— Transactions with Affiliates.”

If CCO Holdings and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings, or a Default or Event of Default occurs and is continuing, then CCO Holdings and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CCO Holdings and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Restricted Payments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCO Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCO Holdings or (y), in the case of CCO Holdings and its Restricted Subsidiaries, to CCO Holdings or a Restricted Subsidiary thereof);

(B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) any Equity Interests of CCO Holdings or any direct or indirect Parent of CCO Holdings or any Restricted Subsidiary of CCO Holdings (other than, in the case of CCO Holdings and their Restricted Subsidiaries, any such Equity Interests owned by CCO Holdings or any of its Restricted Subsidiaries); or

(C) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCO Holdings (other than intercompany indebtedness among CCO Holdings and its Restricted Subsidiaries permitted to be incurred under the indenture) that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (A) through (C) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(2) CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCO Holdings and its Restricted Subsidiaries from and after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

(a) an amount equal to 100% of the Consolidated EBITDA of CCO Holdings for the period beginning on the first day of the fiscal quarter commencing April 1, 2010 to the end of CCO Holdings’ most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCO Holdings for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds (reduced for purpose of this clause (b) by (A) any amount of such Capital Stock Sale Proceeds (i) used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” (ii) applied to make a Restricted Payment pursuant to clause (2) or sub-clause (y)(2) of clause (9) below, or (iii) relied upon for purposes of incurring Contribution Indebtedness and (B) the amount of Restricted Payments made pursuant to

(x) sub-clause (A)(i), (B) or (C) of clause (8) and sub-clause (y)(1) of clause (9) below, in each case, by an amount not to exceed the amount of Capital Stock Sale Proceeds from any Charter Subsidiary Refinancing Indebtedness or Charter Parent Refinancing Indebtedness) plus

(c) $2,000 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCO Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCO Holdings) of Equity Interests of CCO Holdings (other than Disqualified Stock);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCO Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of CCO Holdings to pay federal, state or local income tax liabilities that arise solely from income of CCO Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period being attributable to them;

(5) the payment of any dividend by a Restricted Subsidiary of CCO Holdings to the holders of its Equity Interests on a pro rata basis;

(6) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCO Holdings or a Parent of CCO Holdings held by any member of CCO Holdings’ or such Parent’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCO Holdings or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(7) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8) (A) additional Restricted Payments directly or indirectly to CCH II or any Parent (i) for the purpose of enabling CCH II and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the CCH II Indentures and/or any Charter Parent Refinancing Indebtedness or (ii) so long as no Default has occurred and is continuing and CCO Holdings would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” consisting of dividends or distributions to the extent required to enable CCH II or any Charter Parent Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under the CCH II Indentures or any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by any Parent in connection therewith); (B) so long as no Default has occurred and is continuing, Restricted Payments used to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under CCH II Indentures or any Charter Parent Refinancing Indebtedness or consisting of purchases, redemptions or other acquisitions by CCO Holdings or its Restricted Subsidiaries of Indebtedness under the CCH II Indentures or any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith) and the distribution, loan or investment to any Parent of Indebtedness so purchased, redeemed or acquired, or (C) Restricted Payments for the purpose of enabling any Charter Refinancing Subsidiary to (i) pay interest when due on Indebtedness under any Charter Subsidiary Refinancing Indebtedness or (ii) to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Subsidiary Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith);

(9) Restricted Payments directly or indirectly to CCH II or any other Parent regardless of whether a Default exists (other than an Event of Default under paragraph (1), (2), (7) or (8) of the section described under “— Events of Default”), for the purpose of enabling such Person (A) to pay interest on and (B) so long as CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire, in each case, Indebtedness of such Parent (x) which is not held by another Parent and (y) to the extent that the net cash proceeds of such Indebtedness are or were used for the (1) payment of interest or principal (or premium) on any Indebtedness of a Parent (including (A) by way of a tender, redemption or prepayment of such Indebtedness and (B) amounts set aside to prefund any such payment), (2) direct or indirect (including by way of a contribution of property and/or assets purchased with such net cash proceeds) Investment in CCO Holdings or any of its Restricted Subsidiaries or (3) payment of amounts that would be permitted to be paid by way of a Restricted Payment under clause (10) immediately below (including the expenses of any exchange transaction);

(10) Restricted Payments directly or indirectly to CCH II or any other Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with Credit Facilities) actually incurred in connection with any issuance, sale or incurrence by CCH II or such Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, or (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose;

(11) the redemption, repurchase, retirement or other acquisition of any Equity Interests of CCO Holdings or Indebtedness of the Issuers or any Equity Interests of any direct or indirect parent of CCO Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary) of, Equity Interests of CCO Holdings or any direct or indirect parent of CCO Holdings (in each case, other than any Disqualified Stock);

(12) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuers or any Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCO Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCO Holdings, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment other than in the form of cash having a fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Investments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) make any Restricted Investment; or

(2) allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary,

unless, in each case:

(a) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b) CCO Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCO Holdings or any of its Restricted Subsidiaries may incur Indebtedness or CCO Holdings may issue Disqualified Stock and Restricted Subsidiaries may issue Preferred Stock if the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries would have been not greater than 6.0 to 1.0 and in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCO Holdings and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCO Holdings and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $1.5 billion;

(2) the incurrence by CCO Holdings and its Restricted Subsidiaries of Existing Indebtedness (including Indebtedness outstanding under Credit Facilities on the Issue Date);

(3) the incurrence on the Issue Date by CCO Holdings and its Restricted Subsidiaries of Indebtedness represented by the Notes (other than any Additional Notes);

(4) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCO Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $300 million and (ii) 5% of Consolidated Net Tangible Assets at any time outstanding pursuant to this clause (4);

(5) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3), (9) or (12) of this paragraph;

(6) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCO Holdings and any of its Restricted Subsidiaries; provided that:

(a) if CCO Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCO Holdings or a Restricted Subsidiary of CCO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCO Holdings or a Restricted Subsidiary of CCO Holdings, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8) the guarantee by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) Acquired Debt or Disqualified Stock of a Person that becomes, or is merged into, a Restricted Subsidiary or any Issuer; provided, however, that after giving pro forma effect thereto as if such acquisition or merger had been made at the beginning of the applicable quarter period, the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries is equal to or less than immediately prior to such transaction;

(10) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount at any time outstanding under this clause (10), not to exceed the greater of (i) $300 million and (ii) 5% of Consolidated Net Tangible Assets;

(11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting;

(12) Contribution Indebtedness;

(13) Indebtedness arising from agreements of any Issuer or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(14) Indebtedness from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 business days of its incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, any Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) above and, in the event that an item of proposed Indebtedness (other than any Indebtedness initially deemed on the Issue Date to be incurred under clause (2) above) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CCO Holdings will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.

Liens

The Indenture will provide that CCO Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CCO Holdings, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCO Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to CCO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCO Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to CCO Holdings or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to CCO Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under any of the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, as in effect on the Issue Date;

(2) the Indenture and the Notes and any exchange notes issued pursuant to the registration rights agreement;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCO Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities as in effect on the Issue Date;

(13) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCO Holdings determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes; and

(14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A) either:

(i) such Issuer is the surviving Person; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C) immediately after such transaction no Default or Event of Default exists; and

(D) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the most recently ended fiscal quarter,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, CCO Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among CCO Holdings and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are no less favorable to CCO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) CCO Holdings delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $25 million, a resolution of the Board of Directors of CCO Holdings or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $100 million, an opinion as to the fairness to CCO Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any existing employment agreement entered into by CCO Holdings or any of its Subsidiaries and any employment agreement entered into by CCO Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among CCO Holdings and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCO Holdings, and customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCO Holdings or any of its Restricted Subsidiaries;

(4) payment of Management Fees;

(5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(6) Permitted Investments;

(7) transactions pursuant to, and the performance of, agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments complied with the applicable provisions of the first paragraph of this covenant;

(8) the assignment and assumption of contracts (which contracts are entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent), reasonably related to the business of CCO Holdings and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCO Holdings or any Restricted Subsidiary to a Restricted Subsidiary by a Parent;

(9) transactions with a Person that is an Affiliate solely as a result of the fact that CCO Holdings or a Restricted Subsidiary controls or otherwise owns Equity Interests of such Person;

(10) equity contributions in, and the issuance of Equity Interests of, CCO Holdings; and

(11) any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, CCO Holdings or any of its Restricted Subsidiaries so long as the amount of Indebtedness of such class purchased or loaned by such Affiliates does not exceed 25% of the applicable class of Indebtedness offered to non-Affiliate investors generally and (y) repurchases, redemptions or other retirements for value by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of CCO Holdings so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally and Affiliates hold no more than 25% of such class of Indebtedness.

Limitations on Issuances of Guarantees of Indebtedness

CCO Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of CCO Holdings, except in respect of the Credit Facilities of CCO Holdings (the “Guaranteed Indebtedness”), unless

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2) until one year after all the Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCO Holdings or any other Restricted Subsidiary of CCO Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

If any guarantor is released from its obligations on Guaranteed Indebtedness it shall be automatically released from its obligation with respect to its Guarantee of the Notes.

Reports

Whether or not required by the Securities and Exchange Commission, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the Securities and Exchange Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCO Holdings by its independent public accountants; and

(2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Issuers were required to file such reports.

If CCO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCO Holdings.

In addition, after consummation of the exchange offer, whether or not required by the Securities and Exchange Commission, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission’s rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Notwithstanding anything to the contrary set forth above, for so long as the Issuers are direct or indirect wholly-owned subsidiaries of CCI, if CCI has furnished the holders of Notes and filed electronically with the Securities and Exchange Commission, the reports described in the preceding paragraphs with respect to CCI (including any consolidating financial information required by Regulation S-X relating to the Issuers), the Issuers shall be deemed to be in compliance with the provisions of this covenant.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by CCO Holdings or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(4) failure by CCO Holdings or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to CCO Holdings by the trustee or to CCO Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of their other covenants or agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCO Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6) failure by CCO Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) CCO Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against CCO Holdings or any of its Significant Subsidiaries in an involuntary case;

(b) appoints a custodian of CCO Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of CCO Holdings or any of its Significant Subsidiaries; or

(c) orders the liquidation of CCO Holdings or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCO Holdings, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power with respect to the Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest on the Notes) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No director, officer, employee or incorporator of the Issuers or CCI, as such, and no member or stockholder of the Issuers or CCI, as such, shall have any liability for any obligations of the Issuers or CCI under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture for the benefit of the holders of Notes (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default under the Indenture shall have occurred and be continuing;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all applicable Notes not theretofore delivered to the trustee for cancellation

(a) have become due and payable or

(b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided below, the Indenture or Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes. Any existing Default or compliance with any provision of the Indenture or the Notes (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the Note, on or after the scheduled due dates expressed in the Notes) may be waived, including by way of amendment, with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the payment provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or extend the time for payment of interest on any Note;

(4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for or confirm the issuance of Additional Notes;

(4) to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(6) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law; or

(7) to conform the Indenture or the Notes to this “Description of Notes.”

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee on behalf of the holders of Notes, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes initially will be issued in the form of global securities filed in book-entry form. The Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., and DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between DTC and its nominee or their respective successors are permitted.

Upon the issuance of a global security, DTC or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediate available funds to DTC’s nominee as the registered owner of the global securities. The Issuers and the trustee will treat DTC’s nominee as the owner of the global securities for all other purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Issuers, the trustee or the initial purchasers.

So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for the purposes of:

(1) receiving payment on the Notes;

(2) receiving notices; and

(3) for all other purposes under the Indenture and the Notes.

Beneficial interests in the Notes will be evidenced only by, and transfers of the Notes will be effected only through records maintained by DTC and its participants.

Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if the issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given the direction.

DTC has provided the following information to us. DTC is a:

(1) limited-purpose trust company organized under the New York Banking Law;

(2) a banking organization within the meaning of the New York Banking Law;

(3) a member of the United States Federal Reserve System;

(4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

(5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the Issuers, the trustee, any agent of the Issuers or the purchasers of the original notes will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC’s operations and procedures are solely within DTC’s control and are subject to change by DTC from time to time. Neither we, the initial purchasers nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers thereupon fail to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture and in accordance with the certification requirements set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless the Issuers determine otherwise in compliance with applicable law.

Exchange of Certificated Notes for Book-Entry Notes

Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same-Day Settlement and Payment

Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, the Issuers will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Acquisition” means

(a) an Investment by CCO Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCO Holdings or any of its Restricted Subsidiaries or shall be merged with or into CCO Holdings or any of its Restricted Subsidiaries, or

(b) the acquisition by CCO Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business consistent with applicable past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of CCO Holdings or the sale of Equity Interests in any Restricted Subsidiary of CCO Holdings.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that:

(a) involves assets having a fair market value of less than $100 million; or

(b) results in net proceeds to CCO Holdings and its Restricted Subsidiaries of less than $100 million;

(2) a transfer of assets between or among CCO Holdings and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of CCO Holdings to CCO Holdings or to another Wholly Owned Restricted Subsidiary of CCO Holdings;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5) the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6) any disposition of cash or Cash Equivalents;

(7) any surrender or waiver of contract rights or settlement, including, without limitation with respect to Hedging Obligations;

(8) like-kind property exchanges under Section 1031 of the Internal Revenue Code;

(9) non-exclusive licenses of intellectual property; and

(10) any sale or disposition of inventory or accounts receivable in the ordinary course of business.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors or comparable governing body of CCI or if so specified CCO Holdings, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

“Capital Corp.” means, CCO Holdings Capital Corp., a Delaware corporation, and any successor Person thereto.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds) received by CCO Holdings or its Restricted Subsidiaries from and after the Issue Date, in each case

(x) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCO Holdings) of any Parent or CCO Holdings after the Issue Date, or

(y) from the issue or sale of Disqualified Stock or debt securities of CCO Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCO Holdings).

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 90 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II Indentures” means, collectively, the indenture entered into by CCH II and CCH II Capital Corp., a Delaware corporation, with respect to their 13.50% Senior Notes due 2016 and any indentures, note purchase agreements or similar documents entered into by CCH II and CCH II Capital Corp. for the purpose of incurring Indebtedness in exchange for, or the proceeds for which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCH II and CCH II Capital Corp. in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.

“CCO” means Charter Communications Operating, LLC, a Delaware corporation and any successor Person thereto.

“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCO Holdings or a Restricted Subsidiary.

(2) the adoption of a plan relating to the liquidation or dissolution of CCO Holdings or a Parent (except the liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCO Holdings or a Parent, measured by voting power rather than the number of shares; or

(4) after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Parent Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCH II or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Parent Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith);

(2) such Charter Parent Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) is classified as such by CCO Holdings.

“Charter Refinancing Subsidiary” means CCH II or any other directly or indirectly wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI, which is or becomes a Parent.

“Charter Subsidiary Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCO Holdings or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Subsidiary Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Subsidiary Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Consolidated EBITDA” means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense of such Person and its Restricted Subsidiaries;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) asset impairments or write-downs or write-offs;

(6) all other non-cash items, extraordinary items, non-recurring and unusual items (including any restructuring charges, costs and expenses and charges, costs and expenses related to litigation settlements or judgments and/or charges, costs and expenses related to asset acquisitions and dispositions) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, non-recurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(7) amounts actually paid during such period pursuant to a deferred compensation plan;

(8) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness;

(9) all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes;

(10) all costs, expenses and fees related to the issuance of the Notes; and

(11) for purposes of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” only, Management Fees;

provided that Consolidated EBITDA shall not include:

(w) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(x) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (w) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries;

(y) solely for purposes of clause (3) of the first paragraph of the covenant under the caption “— Certain Covenants — Restricted Payments,” the net income of any Restricted Subsidiary of CCO Holdings to the extent that the payment of dividends or similar distributions by such Restricted Subsidiary of such net income is restricted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under the caption “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided, that the net income of such Restricted Subsidiary shall be increased by the amount of dividends or other distributions or payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein; and

(z) effects of any fresh start accounting adjustments.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of CCO Holdings and the Restricted Subsidiaries less the sum of (1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of CCO Holdings and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to the indenture, determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCO Holdings or CCI or the board of directors of any other Parent who:

(1) was a member of the Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent, with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCO Holdings or CCI, or as applicable, of the board of directors of such other Parent at the time of such nomination or election or whose election or appointment was previously so approved.

“Contribution Indebtedness” means Indebtedness or Disqualified Stock of CCO Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock or any cash contribution by an Issuer or a Restricted Subsidiary) made to the capital of CCO Holdings or a Restricted Subsidiary after the Issue Date (whether through the issuance of Capital Stock or otherwise); provided that such Contribution Indebtedness is incurred within 180 days after the making of the related cash contribution.

“Credit Facilities” means, with respect to CCO Holdings and/or its Restricted Subsidiaries, and with respect to any other entity as the context requires, one or more debt facilities (including indentures), in each case with banks, lenders or noteholders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) letters of credit, notes, guarantees, and commercial paper in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public issuance of Qualified Capital Stock of CCO Holdings or a Parent of which the gross proceeds to CCO Holdings or received by CCO Holdings as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.

“Existing Indebtedness” means Indebtedness of CCO Holdings and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee.

“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of any property due more than six months after the property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6) represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than (x) in the case of Moody’s, Baa3 (or the equivalent), (y) in the case of S&P, BBB- (or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clause (x) and (y).

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date Notes are first issued under the Indenture.

“Leverage Ratio” means, as to CCO Holdings, as of any date, the ratio of:

(1) the Consolidated Indebtedness of CCO Holdings on such date to

(2) the aggregate amount of Consolidated EBITDA for CCO Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the “Reference Period”).

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the issuance of the Notes;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period;

(3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission) had occurred on the first day of the Reference Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Make-Whole Premium” means, with respect to a Note at any redemption date, the greater of:

(i) 1.0% of the principal amount of such Note; and

(ii) the excess of:

(1) the present value at such redemption date of the redemption price of such Note on October 30, 2013 (with such redemption prices being those described in the table under “— Optional Redemption”) plus (B) all required remaining scheduled interest payments due on such Note through October 30, 2013 other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(2) the principal amount of such Note on such Redemption Date.

“Management Fees” means the fees payable to CCI or any other Parent pursuant to the management and mutual services agreements between any Parent of CCO Holdings and/or Charter Communications Operating, LLC and between any Parent of CCO Holdings and other Restricted Subsidiaries of CCO Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements is not more disadvantageous to the holders of the Notes in any material respect than such management agreements existing on the Issue Date; and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by CCO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither CCO Holdings nor any of its Restricted Subsidiaries

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of CCO Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCO Holdings or any of its Restricted Subsidiaries.

“Parent” means CCH II, CCH I, Charter Holdings, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCO Holdings, and any successor Person to any of the foregoing.

“Permitted Investments” means:

(1) any Investment in CCO Holdings or by CCO Holdings in CCO Holdings or in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCO Holdings in CCO Holdings or in another Restricted Subsidiary of CCO Holdings;

(2) any Investment in Cash Equivalents;

(3) any Investment by CCO Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CCO Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCO Holdings or a Restricted Subsidiary of CCO Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made out of the net cash proceeds of the issue and sale after the Issue Date (other than to a Subsidiary of CCO Holdings) of Equity Interests (other than Disqualified Stock) of CCO Holdings (or cash contributions to the equity capital of CCO Holdings) to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “— Certain Covenants — Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCO Holdings and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $750 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7) Investments in customers and suppliers in the ordinary course of business which either

(A) generate accounts receivable, or

(B) are accepted in settlement of bona fide disputes;

(8) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into CCO Holdings or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(9) any Investment (other than an Investment in a Restricted Subsidiary) existing or pursuant to agreements or arrangements in effect, on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(10) Investments received as a result of a bankruptcy, workout, reorganization or recapitalization of customers or suppliers;

(11) as a result of a foreclosure by CCO Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12) any Investment represented by Hedging Obligations not entered into for speculative purposes;

(13) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business or to finance the purchase of Equity Interests of CCO Holdings or any Parent and in an amount not to exceed $25.0 million at any one time outstanding;

(14) Investments the payment for which consists of Equity Interests of CCO Holdings or any Parent (exclusive of Disqualified Stock of CCO Holdings);

(15) Guarantees of Indebtedness permitted under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17) Investments consisting of the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(18) the creation of Liens on the assets of CCO Holdings or any of its Restricted Subsidiaries in compliance with “Certain Covenants — Limitations on Liens”;

(19) Investments consisting of earnest money deposits require in connection a purchase agreement or other acquisitions to the extent not otherwise prohibited under the Indenture; and

(20) Without duplication of amounts that otherwise increased the amount available under one or more of the foregoing categories of Permitted Investments, investments made from the proceeds from any dividend or distribution by an Unrestricted Subsidiary to CCO Holdings or any of its Restricted Subsidiaries.

“Permitted Liens” means:

(1) Liens on the assets of a Restricted Subsidiary of CCO Holdings securing Indebtedness and other obligations under any of the Credit Facilities of such Restricted Subsidiary;

(2) Liens in favor of CCO Holdings;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCO Holdings;

(4) Liens on property existing at the time of acquisition thereof by CCO Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCO Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a) such mortgage or lien does not extend to or cover any of the assets of CCO Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b) such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(7) Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCO Holdings or any of its Restricted Subsidiaries;

(13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15) Liens arising from the rendering of a final judgment or order against CCO Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCO Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18) Liens consisting of any interest or title of licensor in the property subject to a license;

(19) Liens on the Capital Stock of Unrestricted Subsidiaries;

(20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21) Liens incurred with respect to obligations which in the aggregate do not exceed the greater of (i) $50 million or (ii) 1.0% of Consolidated Net Tangible Assets at any one time outstanding;

(22) Liens in favor of the trustee arising under the Indentures and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(23) Liens in favor of the trustee for its benefit and the benefit of holders of the Notes, as their respective interests appear; and

(24) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the direct or indirect parent of such Restricted Subsidiary; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Productive Assets” means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of CCO Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by CCO Holdings (as certified by a resolution of CCO Holdings’ Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCO Holdings, Capital Corp.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means the total assets of the Issuers and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers.

“Treasury Rate” means, for any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to October 30, 2013; provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the applicable redemption date to October 30, 2013 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of CCO Holdings that is designated by the Board of Directors of CCO Holdings or CCI as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CCO Holdings or any Restricted Subsidiary of CCO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCO Holdings or any Restricted Subsidiary of CCO Holdings than those that might be obtained at the time from Persons who are not Affiliates of CCO Holdings unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain Covenants — Investments,” Permitted Investments or Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales”; and

(3) does not own any Capital Stock of any Restricted Subsidiary of CCO Holdings.

Any designation of a Subsidiary of CCO Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCO Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CCO Holdings shall be in default of such covenant. The Board of Directors of CCO Holdings or CCI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes by a person who acquires new notes pursuant to this exchange offer. Except where noted, the summary deals only with the new notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, holders whose functional currency is not the U.S. dollar, or persons holding new notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the new notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the new notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a new note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a new note that is, for U.S. federal income tax purposes, not a U.S. Holder or a partnership or other pass-through entity for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the new notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

United States Federal Income Taxation of U.S. Holders

Exchange Offer

Pursuant to the exchange offer holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered and therefore will not be subject to transfer restrictions. Accordingly,

(1)           no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

(2)           the holding period of the new note will include the holding period of the original note exchanged therefor,

(3)           the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of the exchange, and

(4)           the U.S. Holder will continue to take into account income in respect of the new note in the same manner as before the exchange.

Payments of Interest on the New Notes

Subject to the bond premium rules discussed below, interest on the new notes constitutes qualified stated interest and will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Bond Premium

If a holder has a tax basis in a new note immediately after the new note is acquired that is greater than the stated redemption price at maturity, the holder has acquired the new note with “bond premium.”  A holder may elect to amortize such bond premium over the life of the new note to offset a portion of the stated interest that would otherwise be includible in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.   If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in “Payments of Interest on the New Notes” above.  The U.S. holder will receive a tax benefit from the premium only in computing gain or loss upon the sale or other disposition or retirement of the note.  Holders that acquire a new note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Effect of Optional Redemption on Yield to Maturity

At any time prior to October 30, 2013 we may redeem up to 35% of the new notes upon the occurrence of certain Equity Offerings. Computation of the yield and maturity of the new notes is not affected by such redemption rights if, based on all the facts and circumstances as of the date of issuance, the stated payment schedule of the new notes (that does not reflect the equity offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the date of issuance, it is significantly more likely than not that the new notes will be paid according to their stated schedule.

We may redeem the new notes, in whole or in part, at any time on or after October 30, 2013 at redemption prices specified elsewhere herein plus accrued and unpaid interest, if any. The Treasury Regulations contain rules for determining the “maturity date” and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under such Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument only if such exercise would lower the yield to maturity of the debt instrument. Because the exercise of such options would not lower the yield to maturity of the new notes, we believe that we will not be presumed under these rules to redeem the new notes prior to their stated maturity.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

Unless a non-recognition event applies, upon the sale, redemption, retirement or other taxable disposition of a new note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such new note. Amounts attributable to accrued but unpaid interest on the new notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a new note will generally equal the purchase price of the new note (or the original note exchanged therefor) increased by any market discount, if any, that the U.S. Holder elected to include in income and decreased by any bond premium amortized by the holder and the amount of any payment on such new note other than qualified stated interest.

Except as discussed below with respect to market discount, gain or loss realized on the sale, redemption, retirement or other taxable disposition of a new note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the new note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

The resale of new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a new note generally will be equal to the amount, if any, by which the adjusted issue price of the new note immediately after its acquisition exceeds the amount paid for the new note. To the extent a U.S. holder had market discount on an original note, the U.S. holder will have market discount on a new note exchanged therefor. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a new note at a market discount to treat as ordinary income any gain recognized on the disposition of such new note to the extent of the accrued market discount on such new note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the new note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. If an election is made, the holder’s basis in the new notes will be increased to reflect the amount of income recognized and the rules described below regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

A U.S. Holder who acquires a new note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such new note.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a new note and to certain payments of the proceeds of the sale or redemption of a new note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

United States Federal Income Taxation of Non-U.S. Holders

Exchange Offer

The exchange of original notes for the new notes pursuant to this exchange offer will not constitute a taxable event for a Non-U.S. Holder.

Payments of Interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of the Notes — Book-Entry, Delivery and Form” are observed upon issuance and throughout the term of the Notes, the payment to a Non-U.S. Holder of interest on a new note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1)           the interest is not effectively connected with the conduct of a trade or business in the United States;

(2)           the Non-U.S. Holder (A) does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of CCH II Capital Corp entitled to vote nor 10 percent or more of the capital or profits interests of CCH II, LLC and (B) is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the new notes on an extension of credit in the ordinary course of its trade or business; and

(3)           either (A) the beneficial owner of the new notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the new notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of a non-qualified intermediary, furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) providing a correct TIN and stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of a new note is engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of New Notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a new note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1)           such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2)           in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of a new note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a new note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates.

Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the Note and is nevertheless a “Non-U.S. Holder”, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including gain, if such gain is allowable to U.S. sources, from the sale, exchange, retirement or other disposition of the Note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding

When required, we or our paying agent will report annually to the Internal Revenue Service and to each Non-U.S. Holder the payment of any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of a new note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the Notes by or through a foreign office of a broker. If, however, such broker is (i) a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) a “controlled foreign corporation” as to the United States, or (iv) a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 180 days after consummation of the exchange offer (or, if earlier, until such time as any broker-dealer no longer owns any registrable securities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes offered in this prospectus will be passed upon for the Issuers by Kirkland & Ellis, LLP.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company) (collectively, the Company), and for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing..

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

WHERE YOU CAN FIND MORE INFORMATION

The indenture governing the notes provides that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act.

While any notes remain outstanding, the Issuers will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this exchange offer and the notes (including but not limited to the indenture governing your notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCO Holdings, LLC, Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

    Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to the exchange agent at the address set forth below.

The exchange agent for the exchange offer is:

The Bank of New York Mellon Trust Company, N.A.

c/o Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Attn:  Ms. Diane Amoroso
Facsimile Transmission:  (212) 298-1915
Confirm by Telephone:  (212) 815-2742

    Any requests for assistance in connection with the exchange offer or for additional copies of this exchange offer prospectus or related materials should be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

The Bank of New York Mellon Trust Company, N.A.

c/o Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Attn:  Ms. Diane Amoroso
Facsimile Transmission:  (212) 298-1915
Confirm by Telephone:  (212) 815-2742